                         STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the ____ day of December, 1997 by and among Calvin Wallen or his designees, Diversified Dynamics Inc., William Bruggeman, and Ruth Bruggeman (together the "Buyer"), and Roseland Oil and Gas, Inc., an Oklahoma corporation (the "Company").

     WHEREAS, the Company desires to sell and convey to the Buyer, and the Buyer desires to purchase from the Company, an aggregate of 12,500,000 newly issued restricted shares of capital stock of the Company (the "Shares") in exchange for the interest in the properties and other consideration and on the terms and conditions set forth herein; and

     WHEREAS, in connection with the purchase by the Buyer from the Company of the Shares, the Company and William G. Vandever ("Vandever") will (i) enter into a consulting agreement in the form attached hereto as Annex A,
(ii) enter into a termination agreement with respect to the Employment Agreement, dated November 30, 1991, between the Company and Vandever, as amended, in the form attached hereto as Annex B, and (iii) enter into an agreement in the form attached hereto as Annex C pursuant to which the Company will transfer certain property in which the Company owns an interest to Vandever in exchange for the forgiveness by Vandever of certain deferred compensation owed to Vandever by the Company.

     NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:


                                   ARTICLE I
                               PURCHASE AND SALE

     1.1 Purchase of Stock. The Buyer hereby purchases from the Company, and the Company hereby sells to the Buyer, an aggregate of 12,500,000 shares of common stock of the Company to be issued in the amounts and names set forth on Exhibit A hereto (the "Shares"), free and clear of all liens, security interests, pledges, charges, claims, options, encumbrances of every kind, escrows, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings, adverse claims, and obligations, whether written or oral and whether or not relating in any way to credit or borrowing of money, for a total consideration consisting of the interests in the properties owned by Buyer and listed on Annex D to this Agreement, as well as the Buyer's entire interest in any contracts, leases, records and insurance policies affecting such interests (the "Total Consideration"). The Shares shall be restricted securities within the meaning of Rule 144 under the Securities Act of 1933, as amended.

                                  ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF COMPANY

     The Company represents and warrants to the Buyer as follows:

     2.1 Authorization. The Company has full corporate power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby and to issue the Shares to the Buyer. The execution and delivery of this Agreement and such other agreements and documents by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company and no other corporate or shareholder action on the part of the Company is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

     2.2 Existence and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company does not have any subsidiaries. The Company is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, financial condition, results of operations or prospects of the Company.

     2.3 Capital Stock of the Company. The Company's authorized capital stock consists of 50,000,000 shares of common stock ("Common Stock"), of which 5,030,847 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, of which no shares are issued or outstanding. No other shares of capital stock are issued or outstanding. The shares of capital stock of the Company are held by fewer than 1,000 beneficial owners. Upon issuance and payment as set forth in this Agreement, all of the Shares will be validly issued and fully paid and nonassessable, and no other stockholder of the Company is entitled to any preemptive rights, as a result of such issuance or otherwise. There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating the Company to issue any shares of capital stock or other securities, except for (i) the Class A Warrants to purchase 5,333,204 shares of Common Stock at an exercise price of $5.00 per share and expiring April 1998, (ii) the Class B Warrants to purchase 470,000 shares of Common Stock at an exercise price of $.50 per share and expiring December 1998, and (iii) the conversion rights granted to holders of $116,000 of promissory notes issued by the Company to certain shareholders of the Company pursuant to which the holders of such notes may require the Company to convert their indebtedness into shares of Company common stock at a conversion price equal to $.50 per share until April 2002. The terms of such warrants and convertible indebtedness have not been modified or amended since April 29, 1997.

     2.4  Financial Statements.   The Company has previously furnished to
Buyer the audited balance sheet of the Company as of June 30, 1997 and the related statements of operations, shareholders' equity and cash flows for the three fiscal years then ended, together with the report thereon by Wm. Matthews, C.P.A., S.C., independent public accountants, and the footnotes thereto (collectively, the "Prior Years Financials"). The Prior Years Financials present fairly the financial position and results of operations of the Company as of the indicated dates and for the indicated periods and have been prepared in accordance with GAAP consistently applied. The Company shall permit Buyer full access to the work papers pertaining to the Prior Years Financials, including those work papers in the possession of or prepared by Wm. Matthews, C.P.A., S.C. Except to the extent (and not in excess of the amounts) reflected in the June 30, 1997 balance sheet included in the Prior Years Financials, the Company has no liabilities or obligations (including, without limitation, taxes payable and deferred taxes and interest accrued since June 30, 1997) required to be reflected in the Prior Years Financials (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to June 30, 1997.

     2.5 Tax Matters. The Company has filed all income tax returns required to be filed by it and all returns of other Taxes (as defined below) required to be filed by it and has paid or provided for all Taxes shown to be due on such returns. No action or proceeding for the assessment or collection of any Taxes is pending against the Company; no deficiency, assessment or other formal claim for any Taxes has been asserted or made against the Company that has not been fully paid or finally settled; and no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes. No federal or state income tax returns of the Company have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Taxes that the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

     2.6 Assets and Properties. SCHEDULE 2.6 contains a list of all real properties owned by the Company (the "Real Property"). The Company has good and marketable fee simple title to all Real Property and none of the Real Property is subject to any Lien, except for (i) zoning or planning restrictions, easements, permits, Liens arising by operation of law, and other restrictions or limitations on the use of real property that do not materially detract from the value as presently used, or impair the use, of such property by the Company in the operation of its business, (ii) statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable, and (iii) mechanics', carriers', workers', repairers' and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations not yet due and payable. The Company does not lease any real property (other than oil and gas leases). Except for inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, the Company owns all of its inventory, equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Prior Years Financials or acquired since June 30, 1997, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable, except as set forth on Schedule 2.6. The tangible personal property owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted; and the Company has no knowledge of any condition or defect, of the personal property that would materially affect the fair market value, use or operation of the property, or otherwise have a material adverse effect on the Company or its business or operations.

     2.7 Environmental Laws and Regulations. (a)(i) The ownership and operations of the "Subject Property," as defined below, and any use, storage, treatment, disposal, or transportation of "Hazardous Substances," as defined below, that has occurred in or on the Subject Property prior to the date of this Agreement have been in compliance with "Environmental Requirements," as defined below; (ii) during the ownership, occupancy and operation of the Subject Property by the Company, or, to the best knowledge of the Company, prior to its ownership, occupancy or operation, no release, leak, discharge, spill, disposal or emission of Hazardous Substances has occurred in, on or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; (iii) the Subject Property is free of Hazardous Substances as of the date of this Agreement; (iv) there is no pending or threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; (v) there is no ACM (as defined below), within the Subject Property, whether friable or non-friable, and there are no above-ground or underground storage tank systems located at the Subject Property; and (vi) the Company has never owned, operated, or leased any real property other than the Subject Property.

          (b) Definitions. As used in this Agreement, the following terms shall have the following meanings:

     "Environmental Requirements" means all laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements (whether now or hereafter in effect) of any governmental authority, including, without limitation, federal, state and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

     "Hazardous Substance" means (i) any "hazardous substance" as defined in Section101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. SectionSection9601 et seq.)("CERCLA") or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products; (iii) asbestos or asbestos-containing material ("ACM"); or (iv) any additional substances or materials that have been or are currently classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

     "Subject Property" means all property subject to Leases or owned by the Company.

     2.8 Contracts. Set forth on Schedule 2.8 is a list of all material contracts, arrangements and commitments (whether oral or written) to which the Company is a party or by which the Company's assets or business are bound including, without limitation, contracts, arrangements or commitments that relate to (i) the sale, lease or other disposition by the Company of all or any substantial part of the business or assets of the Company (otherwise than in the ordinary course of business), (ii) the purchase or lease by the Company of a substantial amount of assets (otherwise than in the ordinary course of business), (iii) the supply by the Company of any customer's requirements for any item or the purchase by the Company of its requirements for any item or of a vendor's output of any item, (iv) lending or advancing funds by the Company, (v) borrowing of funds or guarantying the borrowing of funds by any other person, whether under an indenture, note, loan agreement or otherwise, (vi) any transaction or matter with any Affiliate of the Company, (vii) noncompetition or employment, (viii) licenses and grants to or from the Company relating to any intangible property, (ix) the acquisition by the Company of any operating business or the capital stock of any person since June 30, 1997, or (x) any other matter that is material to the business, assets or operations of the Company ("Contracts"). Each Contract is in full force and effect on the date hereof, the Company is not in default under any Contract, the Company has not given or received notice of any default under any Contract, and, to the knowledge of the Company, no other party to any Contract is in default thereunder, except as set forth on
Schedule 2.8.

     2.9 No Violations. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by the Company and Vandever and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of the Company, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or its properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any Contract or any material license, franchise or permit of the Company or any other agreement, contract, indenture, mortgage or instrument to which the Company is a party or by which any of its properties or assets is bound.

     2.10 Consents. No consent, approval or other authorization of any governmental authority or under any Contract or other material agreement or commitment to which the Company is a party or by which its assets are bound is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company or the consummation by the Company of the transactions contemplated hereby.

     2.11 Litigation and Related Matters. Set forth on Schedule 2.11 is a list of all actions, suits, proceedings, investigations or grievances pending against the Company or, to the best knowledge of the Company, threatened against the Company, the Company's business or any property or rights of the Company, at law or in equity, before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). Except as set forth in
Schedule 2.11, none of the actions, suits, proceedings or investigations listed on Schedule 2.11 either (i) would, if adversely determined, result in any material adverse change in the business, operations or assets or the condition, financial or otherwise, or results of operations or prospects of the Company or (ii) affects or would, if adversely determined, affect the right or ability of the Company to carry on its business substantially as now conducted. The Company is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the business, operations or assets of the Company or employees of the Company, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees. There are no worker's compensation claims outstanding against the Company as of the date hereof.

     2.12 Product Liability and Warranty Proceedings. No product liability or warranty actions, suits or proceedings arising from the manufacture or sale of goods by the Company have been asserted against the Company since June 30, 1997.

     2.13 Compliance with Laws. The Company (a) is in compliance with all applicable laws, regulations (including federal, state and local procurement regulations), orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the business, prospects, financial condition or results of operation or prospects of the Company and
(b) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business in the manner in which and in the jurisdictions and places where such business is now conducted. Set forth on
Schedule 2.13 is a list of all material licenses, franchises, permits and governmental authorizations and all applications pending before any agency or authority for the issuance of any licenses, franchises, permits or governmental authorizations or the renewal thereof.

     2.14 Patents, Trademarks, Etc. Set forth on Schedule 2.14 is a list of the intellectual property rights owned by the Company or used in the operation of the business of the

Company (collectively, the "Intellectual Property"), which Schedule indicates
(i) the term and exclusivity of its rights with respect to the Intellectual Property and (ii) whether each item of Intellectual Property is owned or licensed by the Company, and if licensed, the licensor and the license fees therefor. The Company has the right to use and license the Intellectual Property, and the consummation of the transactions set forth in this Agreement will not result in the loss or material impairment of any rights of the Company in the Intellectual Property. There are no pending proceedings or adverse claims made or, to the best knowledge of the Company, threatened against the Company with respect to the Intellectual Property; there has been no litigation commenced or threatened in writing within the past five (5) years with respect to the Intellectual Property or the rights of the Company therein; and the Company has no knowledge that (i) the Intellectual Property or the use thereof by the Company conflicts with any patents, patent applications, patent licenses, trade names, trademarks, service marks, trademark or service mark registrations or applications or copyright registrations or applications of others ("Third Party Intellectual Property"), or (ii) such Third Party Intellectual Property or its use by others or any other conduct of a third party conflicts with or infringes upon the Intellectual Property or its use by the Company.

     2.15 Employee Benefit Plans. The Company has no employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or any of its Group Members (as defined below in the Code) (collectively, the "Plans"). Neither the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Code).

     2.16 Employee Relations. The Company is not a party to, nor bound by, the terms of any collective bargaining agreement, and the Company has not experienced any material labor difficulties during the last five years.
There are no labor disputes existing, or to the best knowledge of the Company, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the best knowledge of the Company, are threatened. The Company's relationship with its employees is good and the Company has no knowledge of any facts that would indicate that the Company's employees will not continue in its employ following the Closing on a basis similar to that existing on the date of this Agreement other than as set forth in this Agreement. The Company is not a party to any employment contract with any individual or employee, either express or implied other than the Employment Agreement with Vandever. No legal proceedings, charges, complaints, or similar actions exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246;
(iv) state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of the Company, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints, or claims, whether valid or not. The Company is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company.

     2.17 Employee Liabilities. Since June 30, 1997 the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws. The Company has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period during the twelve (12) month period ending June 30, 1997. It shall be the obligation of the Company to provide any notice required by said Act by reason of the provisions, execution or operation of this Agreement. The Company is in full compliance with the provisions of the Americans with Disabilities Act (the "ADA"). With respect to its obligations under Title III of the ADA, the Company has conducted a site survey of each of its facilities and buildings subject to the provisions of the ADA and have made such modifications to such facilities as are required by the ADA. In determining what modifications were not "readily achievable" within the meaning of the ADA, the Company has not identified any those modifications required by such standards as the Uniform Federal Accessibility Standards with respect to new buildings and facilities and that it did not consider readily achievable for any reason with respect to existing buildings.

     2.18 Employees. Schedule 2.18 sets forth (i) the name and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by the Company to each employee, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by the Company to each such person, (iii) any increase to become payable after the date of this Agreement by the Company to employees other than those specified in clause (i) of this Section 2.16(a),
(iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by the Company to, or made to the Company by, any director, officer or employee, (v) all other transactions between the

Company and any director, officer or employee of the Company since June 30, 1997, and (vi) all accrued but unpaid vacation pay owing to any officer or employee that is not disclosed on the Prior Years Financials.

     2.19 Insurance. Schedule 2.19 contains a list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability and other forms of insurance maintained by, or for the benefit of, the Company. All such policies are in full force and effect and are adequate for the business in which the Company engages. The Company has not received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. No pending claims made by or on behalf of the Company under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer of the Company. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies have been timely paid, and all premiums due before the Closing Date for periods between the date hereof and the Closing Date will be timely paid.

     2.20 Accounts Receivable. The accounts receivable set forth in the Prior Years Financials and those accounts receivable accruing through the Closing Date represent valid and bona fide sales to third parties incurred in the ordinary course of business, collectible in accordance with their terms, subject to no defenses, set-offs or counterclaims, except to the extent of any reserves for doubtful accounts reflected in the June 30, 1997 balance sheet included in the Prior Years Financials.

     2.21 Interests in Customers, Suppliers, Etc.  Except as set forth on
Schedule 2.21, no shareholder, officer, director or Affiliate of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or Affiliate of, any corporation, firm, association or business organization that is a client, supplier, customer, lessor, lessee or competitor of the Company. Ownership of securities of a corporation whose securities are registered under the Securities Exchange Act of 1934, as amended, not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.21.

     2.22 Business Relations. Schedule 2.22 contains an accurate list of all significant customers of the Company (i.e., those customers representing 5% or more of the Company's revenues for the 12 months ended June 30, 1997 or who have paid to the Company $25,000 or more over any two consecutive fiscal quarters in the three years ended June 30, 1997). Except as set forth in
Schedule 2.22, to the best knowledge of the Company, no customer or supplier of the Company will cease to do business with the Company after the consummation of the transactions contemplated hereby, which cessation would have a material adverse effect on the business, operations or financial condition of the Company. Since June 30, 1997, the Company has not experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and, to the best knowledge of the Company, no such shortage of supply of inventory items is threatened or pending. The Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

     2.23 Officers and Directors. Set forth on Schedule 2.23 is a list of the current officers and directors of the Company.

     2.24 Bank Accounts and Powers of Attorney. Schedule 2.24 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Schedule 2.24. Except as disclosed on such Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

     2.25 Accuracy of Information Furnished. Any information furnished to Buyer by the Company prior to, at or after the date of this Agreement, in the Schedules hereto, or otherwise is, or when furnished will be, true and correct in all material respects. Such information states, or when furnished will state, all material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements are made, not misleading.

     2.26 Availability of Documents. The Company has made available for inspection by Buyer and its representatives true, correct, and complete copies of the articles of incorporation and bylaws of the Company, all written agreements, arrangements, commitments, and documents referred to in the Schedules attached hereto, and the corporate minute books of the Company. Such corporate minute books contain the minutes of all of the meetings of shareholders, board of directors, and any committees of the Company that have been held preceding the date hereof and all written consents to action executed in lieu thereof.

     2.27 Brokerage, Financial Advisor or Finder Fees. No agent, advisor, broker, person or firm acting on behalf of the Company is, or will be, entitled to any commission or broker's, advisor's or finder's fees from any of the parties hereto, or from any of its Affiliates in connection with any of the transactions contemplated hereby.

     2.28 Absence of Certain Changes or Events. Since June 30, 1997, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Company (whether or not covered by insurance), materially and adversely affecting the business, operations, prospects or financial condition of the Company, (b) any material adverse change in the business, operations, financial condition or results of operations or prospects of the Company, (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Company, except transactions, commitments or agreements set forth herein or in the ordinary course of business consistent with past practice, (d) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the Company's capital stock or other securities, any repurchase, redemption or other acquisition by the Company of any capital stock or other securities, or any agreement, arrangement or commitment by the Company to do so, (e) any increase that is material in the compensation payable or to become payable by the Company to its directors, officers, employee or agents or any increase in the rate or terms of any bonus, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, employees or agents, (f) any sale, transfer or other disposition of, or the creation of any Lien upon, any part of the Company's assets, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by the Company, (g) any change in the relations of the Company with or loss of its customers or suppliers, of any loss of business or increase in the cost of inventory items or change in the terms offered to customers, which would materially and adversely affect the business, operations or financial condition of the Company, or (i) any capital expenditure (including any capital leases) or commitment therefor by the Company in excess of $50,000.

     2.29 Inventories. The inventories reflected in the Prior Years Financials and inventories acquired since June 30, 1997, consist of items of a quality and quantity that are useable or saleable in the ordinary course of business of the Company, and inventories of below standard quality or not useable in the business of the Company have been written down in value in accordance with good business practices to estimated net realizable market values or adequate reserves have been provided therefor in the Prior Years Financials. Since June 30, 1997, all of the inventories have been maintained at adequate levels for the business of the Company in its normal course consistent with past practice and taking into account normal seasonality, no change has occurred in such inventories that affects or will affect their useability or saleability, no writedown of the value of such inventories has occurred or is required under the Company's normal valuation policy or GAAP, and no additional amounts have been reserved with respect to such inventories.

     2.30 No Misstatements or Omissions. The Company has delivered to Buyer copies of the Company's Annual Reports on Form 10-KSB for the fiscal years ended June 30, 1996 and 1997, the Quarterly Reports on Form 10-QSB for the fiscal quarters ended September 30, 1996, December 31, 1996 and March 31, 1997, and the Current Report on Form 8-K dated April 29, 1997 (the "Information"). The Information and the representations and warranties of the Company in this Agreement and related agreements do not contain any untrue statement of a material fact or omit to state any material facts required to be stated therein or herein or necessary to make the statements therein or herein not misleading. Subsequent to October ___, 1997, the Company has not filed or been required to file any other report with the Securities and Exchange Commission.

     2.31 Oklahoma Control Share Statute. The Oklahoma Control Share Statute does not apply to this Agreement or the transactions contemplated hereby, and upon the issuance by the Company of the Shares and the delivery of the certificates representing the

Shares in accordance with the terms of this Agreement, the Buyer will be vested with good and marketable title to the Shares, free and clear of any adverse claims.


                                 ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer severally and not jointly represents and warrants to Company as follows:

     3.1 Organization and Authorization. Buyer has all requisite power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer and no other action on the part of Buyer is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought, and (iii) rights to indemnification hereunder may be limited under applicable securities laws.

     3.2 No Violations. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby will not (a) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or his properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, indenture, mortgage or instrument to which Buyer is a party or any of his properties or assets is bound.

     3.3 Consents. No consent, approval or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery by Buyer of this Agreement and the other agreements and documents to be executed by Buyer or the consummation by Buyer of the transactions contemplated hereby.

     3.4 Title. The Buyer has good title to the interests in the properties comprising part of the Total Consideration (the "Interests") and such Interests are free and clear of all mortgages, pledges, liens, encumbrances or security interests of any nature whatsoever and all material environmental requirements have been met.

     3.5 Compliance with Laws. To the Buyer's best knowledge and belief, the current use of the Interests complies with all material federal, state and local laws.

     3.6 Taxes. All taxes that could be the basis for a lien to be imposed against the Interests have been paid in full through December 31, 1996 and none will be due and owing as of the Closing Date. The Buyer has duly filed all tax reports and returns related to the Interests and required to be filed on or prior to the Closing Date with all federal, state and local taxing authorities (including without limitation, those due in respect of its properties, income, franchises, licenses, sales and payrolls) and has paid all taxes shown as due on such returns in respect of the periods covered thereby. The Buyer is not delinquent in the payment of any taxes with respect to the Interests which have become due and payable on or prior to the date of this Agreement, and no deficiencies have been assessed or asserted with respect to taxes related to the Interests for periods ending prior to the date of this Agreement which have not been paid or reserved.

     3.7 Financial and Labor/Material Obligations. Any financial obligations under any contracts or leases affecting the Interests are current and there is no pending or, to the knowledge of the Buyer, threatened litigation relating to the Interests. All bills for services, labor and material relating to the Interests shall have been paid prior to the Closing Date and at the Closing there will be no liens or lienable claims arising from the labor performed or materials supplied, or both, affecting the Interests except those created by or under the directions of the Company, if any.

     3.8 Assignment. The Buyer holds, and hereby assigns, delivers and conveys to the Company by duly and validly executed Assignment of Oil and Gas Leases in the form attached hereto as Annex E or any other instruments of conveyance required to convey good and marketable fee simple title to the Interests to the Company.

     3.9 Brokerage, Financial Advisor or Finder Fees. No agent, advisor, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's, advisor's or finder's fees from any of the parties hereto, or from any of their respective Affiliates, in connection with any of the transactions contemplated hereby.

     3.10 Investment Representations. The Buyer is acquiring the Shares for the Buyer's own account, for investment and not with a view to the distribution thereof, nor with any present intention of distributing the same other than in compliance with federal and state securities laws. The Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of their issuance in a transaction intended to be exempt from the registration requirements of the Securities Act and applicable state securities laws based, in part, upon the representations, warranties and agreements contained herein. The Buyer understands that neither the Securities and Exchange Commission nor any state securities commission has approved any of the Shares offered or passed upon or endorsed the merits of the offering or confirmed the accuracy or determined the adequacy of any materials or information presented or made available to the Buyer in connection with this transaction, none of which has been reviewed by any federal, state or other regulatory authority. The Buyer understands that the Buyer must bear the economic risk of the investment indefinitely because none of the Shares may be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from registration is available.

                                 ARTICLE IV
                      CONDITIONS TO OBLIGATIONS OF BUYER

     The obligation of Buyer to purchase the Shares, and to cause the other transactions contemplated hereby to occur at the Closing, shall be subject to the satisfaction of each of the following conditions at or prior to the
Closing:

     4.1 Representations and Warranties. Each representation and warranty of the Company contained in this Agreement and in any Schedule or other disclosure in writing from the Company shall be true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

     4.2 Covenants of Company. All of the covenants and agreements herein on the part of Vandever or the Company to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

     4.3 Certificate of the Company. There shall be delivered to Buyer a certificate dated the Closing Date and signed by the President of the Company to the effect set forth in Sections 4.1 and 4.2, which certificate shall have the effect of a representation and warranty made by the Company on and as of the Closing Date.

     4.4 Resignations and Releases of Directors and Officers. Buyer shall have received the resignations of and releases from each of the officers of the Company and each of the directors of the Company except Vandever and Gene Howard, effective as of the Closing.

                                   ARTICLE V
                                    CLOSING

     5.1  Closing.   The closing of the transactions contemplated hereby (the
"Closing") shall take place at the offices of the Buyer or such other location as is agreed to by Buyer and the Company, concurrently with the execution and delivery of this Agreement (the "Closing Date").

     5.2 Delivery of the Shares. At the Closing, the Company shall issue to Buyer the stock certificate(s) evidencing the Shares.

     5.3 Payments to Company. At the Closing, Buyer shall deliver to the Company the Total Consideration.

                                  ARTICLE VI
                             REGISTRATION RIGHTS.

     6.1 Registration Rights. At any time after the Closing Date, Buyer may make a written request to the Company requesting that the Company effect the registration of all or a portion of the Shares (the "Registrable Securities") by filing a registration statement under the Securities Act. After receipt of such a request, the Company will, as soon as practicable, use its best efforts to effect the registration of all Registrable Securities that the Company has been so requested to register by the Buyer for offer or sale on such appropriate registration form as will be selected by the Company and will permit the disposition of such Registrable Securities in accordance with the intended method of disposition thereof. If the Company at any time after the Closing Date proposes to file on its behalf or on behalf of any of its security holders a registration statement under the Securities Act on any form (other than a registration statement on Form S-4 or any successor form unless such form is being used in lieu of, or as the functional equivalent of, registration rights) for any Common Stock, the Company will, at each such time, give written notice setting forth the terms of the proposed offering and such other information as the Buyer may reasonably request at least 30 days before the anticipated initial filing with the Securities and Exchange Commission (the "Commission") of such registration statement, and offer to include in such filing such Registrable Securities as Buyer may request. If Buyer desires to have Registrable Securities registered under this Section, he will advise the Company in writing within 15 days after the date of receipt of such notice from the Company, setting forth the number of such Registrable Securities for which registration is requested. The Company will thereupon include in such filing the number of Registrable Securities for which registration is so requested, and will use its best efforts to effect registration under the Securities Act of such Registrable Securities. Notwithstanding anything to the contrary in the prior sentence, if the managing underwriter or underwriters, if any, of such offering deliver a written opinion to the Company, with a copy to the Buyer, that the success of the offering would be materially and adversely affected by the inclusion of the Registrable Securities requested to be included, then the amount of securities to be offered for the account of the Buyer will be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters; provided, however, that if securities are being offered for the account of other persons as well as the Company and the Buyer, then, with respect to the Registrable Securities intended to be offered for the account of the Buyer, the proportion by which the amount of Common Stock intended to be offered for the account of the Buyer is reduced will not exceed the proportion by which the amount of Common Stock intended to be offered by such other persons (other than the Company) is reduced. The Company shall bear the costs and expenses of any such registrations, other than underwriting commissions or broker's fees.

                                  ARTICLE VII
                          INDEMNIFICATION; RECISSION

     7.1  Buyer's or Company's Losses.

     (a) The Company agrees to indemnify and hold harmless the Buyer and his directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Buyer's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made the Company in or pursuant to this Agreement being untrue or incorrect in any respect; or (ii) any liability for warranty claims arising from the sale of goods or services by the Company through the Closing Date, except in any instance (other than any instance relating to matters described in Sections 2.1, 2.10 or 2.31 hereof) to the extent the Buyer's Losses result from the Buyer's own gross negligence or willful misconduct. This Section is intended to indemnify the Buyer and his directors, officers, employees, representatives, agents and attorneys from the results of their negligence.

     (b) "Buyer's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the Company's consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, liens, deficiencies, costs (including, without limitation, reasonable attorneys' fees), penalties, fines, interest, monetary sanctions and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the Buyer's or such other persons' right to indemnification hereunder.

     (c) The Buyer agrees to indemnify and hold harmless the Company and its directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Company's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of any representation or warranty made the Buyer in or pursuant to this Agreement being untrue or incorrect in any respect, except in any instance to the extent the Company's Losses result from the Company's own gross negligence or willful misconduct. This Section is intended to indemnify the Company and its directors, officers, employees, representatives, agents and attorneys from the results of their negligence.

     (d) "Company's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the Buyer's consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, liens, deficiencies, costs (including, without limitation, reasonable attorneys' fees), penalties, fines, interest, monetary sanctions and expenses, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the Company's or such other persons' right to indemnification hereunder.

     7.2 Notice of Loss. Except to the extent set forth in the next sentence, no party will have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice. With respect to Buyer's Losses, the Company shall be the Indemnifying Party and Buyer and his directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Parties. With respect to Company's Losses, the Buyer shall be the Indemnifying Party and the Company and its directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Parties.

     7.3 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

     7.4 Cooperation. The Company, Buyer, and each of their affiliates, successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety and Health Administration, and Equal Employment Opportunity Commission matters.

     7.5 Waiver of Contribution and Indemnification. Vandever hereby waives and releases any rights of indemnification or contribution he may have against the Company as a result of any payment made under this Article.

     7.6 Rescission. In addition to the other remedies provided for under this Agreement or any remedies available at law or in equity, in the event that any of the representations or warranties made by the Company in Sections 2.10 or 2.31 of this Agreement are determined to be untrue or incorrect in any respect pursuant to any suit, action or proceeding, Buyer shall have the right to rescind the transactions contemplated by this Agreement and receive the prompt return of the Total Consideration from the Company.

                                 ARTICLE VIII
                                 MISCELLANEOUS

     8.1  Entire Agreement.   This Agreement (including the exhibits and
schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

     8.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this Section 8.2 shall be null and void.

     8.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     8.4 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     8.5 Construction. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

     8.6 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Buyer and the Company. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     8.7 Schedules, Etc. All exhibits and schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein.

     8.8 Notices. Any notice, request, instruction, document or other communication to be given hereunder by any party hereto to any other party hereto shall be in writing and validly given if (i) delivered personally, (ii) sent by telecopy with electronic confirmation of receipt, (iii) delivered by overnight express, or (iv) sent by registered or certified mail, postage prepaid, as follows:

If to Buyer, to:

Calvin Wallen
P.O. Box 181688
Dallas, Texas  75218
Telecopy No. (972) 681-9687

If to the Company, to:

Roseland Oil and Gas, Inc.
1724 East 15th Street
Tulsa, Oklahoma  74104

or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

     8.9 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE CONSTRUED, ENFORCED, AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES). VENUE SHALL LIE EXCLUSIVELY IN THE COURTS OF DALLAS COUNTY, TEXAS.

     8.10 Survival of Representations and Warranties. All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of two years following the Closing, except that (i) the representations and warranties contained in
Section 2.5 hereof shall survive until the earlier of (x) the expiration of the applicable periods (including any extensions) of the respective statutes of limitation applicable to the payment of the Taxes to which such representations and warranties relate without an assertion of a deficiency in respect thereof by the applicable taxing authority or (y) the completion of the final audit and determinations by the applicable taxing authority and final disposition of any deficiency resulting therefrom, (ii) the representations and warranties contained in Section 2.15 shall survive until the expiration of the applicable period of the statutes of limitation applicable to ERISA matters, and (iii) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4 and 2.7 shall survive indefinitely.

     8.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

     8.12 Expenses. The Company, on the one hand, and Buyer, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby.

     8.13 Third Party Beneficiaries. Except as otherwise specifically provided in Article VI, no individual or firm, corporation, partnership or other entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

     8.14 Number and Gender of Words. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

     8.15 Further Assurances. From time to time after the Closing, at the request of any other party but at the expense of the requesting party, the Buyer or the Company, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

THE BUYER:


/s/ Calvin Wallen III
------------------------------
Calvin Wallen III

Diversified Dynamics Inc.


By: /s/ William Bruggeman
   ---------------------------
Name: William Bruggeman
Title:  President


/s/ William Bruggeman
------------------------------
William Bruggeman

/s/ Ruth Bruggeman
------------------------------
Ruth Bruggeman

THE COMPANY:

Roseland Oil and Gas, Inc.


By: /s/ William G. Vandever
   ---------------------------
    William G. Vandever
    President

                    List of Exhibits, Annexes and Schedules

Exhibit A          List of Buyers and Shares

Annex A            Consulting Agreement
Annex B            Termination Agreement
Annex C            Transfer Agreement
Annex D            Description of the Interests
Annex E            Assignment of Oil and Gas Leases


Schedule 2.6       Real Property
Schedule 2.8       Material Contracts
Schedule 2.11      Litigation
Schedule 2.13      Licenses and Permits
Schedule 2.14      Intellectual Property Rights
Schedule 2.18      Employees
Schedule 2.19      Insurance
Schedule 2.21      Interests in Customers, Suppliers, Etc.
Schedule 2.22      Customers
Schedule 2.23      Directors and Officers
Schedule 2.24      Bank Accounts

                                   Exhibit A
                           List of Buyers and Shares


Name of Buyer                                            Shares
-------------                                            ------
Calvin Wallen or designees                              9,500,000

Diversified Dynamics Inc.                                 500,000

William Bruggeman and Ruth Bruggeman, as
  Joint Tenants With Rights of Survivorship             2,500,000
                                                       ----------

  Total                                                12,500,000

                                    Annex A
                             Consulting Agreement

                                    Annex B
                             Termination Agreement

                                    Annex C
                              Transfer Agreement

                                    Annex D
                         Description of the Interests

                                    ANNEX D

                               RED ROCK PROSPECT

                           WEBSTER PARISH, LOUISIANA

                       TOWNSHIP 23, NORTH, RANGE 10 WEST
                       ---------------------------------


                            SECTION: NE/4; S/2NW/4;
                                   NE/4SW/4


INSOFAR AND ONLY INSOFAR as the Leased Premises covers the depth interval from 9,900' below the surface to a depth of 12,500' below the surface, containing 279 acres, more or less.

The interest being conveyed in this leasehold is limited to thirty percent (30%) of one hundred percent (100%) of Working Interest of seventy-five percent (75%) of one hundred percent (100%) Net Revenue Interest being twenty-two and one-half percent (22.5%) Net Revenue Interest.

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                                    Annex E
                       Assignment of Oil and Gas Leases













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